Exhibit 10.1

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed. Information that has been omitted from the exhibit are indicated with brackets.

FIRST AMENDED AND RESTATED

BINDING LETTER OF INTENT

This Binding Letter of Intent (the “LOI”) dated as of May 13, 2025 (the “Effective Date”), sets forth the terms of the agreement among Blum Holdings, Inc., a publicly traded Delaware corporation (the “Buyer” or “Blüm”) via a newly formed Blüm subsidiary created for the purposes of culminating the transactions contemplated herein (“Blüm Acquisition Co.”), [***] (the “Seller(s)” or “[***]”), and [***] (the “Target”), on the other hand. The Buyer and the Target may be referred to collectively as “Parties” and each separately a “Party”.

BINDING PROVISIONS

Binding:

This LOI is a statement of mutual intent and constitutes a legally binding contractual commitment between the Parties with respect to the Transaction contemplated herein. The parties acknowledge that this LOI represents a binding obligation to proceed in good faith toward the execution and delivery of the Definitive Documents and any other related agreements necessary to consummate the Transaction, subject to the conditions expressed therein. Notwithstanding the binding nature of this LOI, certain terms, including the proposed transaction structure, remain subject to revision and amendment as appropriate and as the parties see fit in Definitive Documents subject to corporate, legal, tax, accounting, and other considerations.

Transaction:

Buyer shall enter into a Stock Sale and Purchase Agreement, or substantially similar document with Seller pursuant to which Buyer will acquire 100% of the common stock of Target from the Sellers, on the terms and subject to the conditions included herein and as further detailed in the Definitive Documents (as defined below). [***] owns 100% of the Target’s issued and outstanding Class A Voting Shares and owns 100% of all of the Target’s issued and outstanding shares. For the avoidance of doubt, subsequent to the closing of the Transaction, the Target shall be a wholly-owned subsidiary of Blüm Acquisition Co., and Blüm Acquisition Co. shall be a wholly-owned subsidiary of Blüm. The Transaction will be structured in as tax-efficient of a manner as possible; provided that the Parties reserve the right to modify the structuring of the Transaction if advised to do so by their respective accountants or their respective tax, regulatory or legal advisors; provided further, however, that such structuring will not be modified in a manner that is materially and disproportionately disadvantageous from a tax standpoint for the Target without such Target’s prior written consent.

Transaction Consideration:

The total consideration for the transaction shall be $2,000,000 (“Purchase Price Floor”) subject to the earn-outs described below.

1.         Cash Consideration:

i.         $1,300,000 payable at Closing, $500,000 of which is represented by the assignment of that certain Amended and Restated Senior Secured Convertible Promissory Note referenced herein from Buyer to Seller. For the avoidance of doubt, a cash payment of $800,000 will be made at Closing via wire transfer from Buyer Escrow as held by [***] to Seller.

ii.         $200,000 payable in cash or common stock of Blüm at a per share price of $1.15 at Seller’s election if the 12-month trailing revenue of the Business on the one-year anniversary following the Date of closing is equal to or greater than $13,700,000 but less than $15,000,000. Should Seller elect to receive common stock, Buyer shall grant to Seller, in addition to the equity contemplated herein, a common stock purchase warrant to subscribe for and purchase from the Borrower up to 10,938 shares of common stock, par value $0.001 per share (the “Common Stock”) with an exercise price of $0.64.

2.         Equity Consideration: $500,000 aggregate value of common stock of Blüm at a per share price of $1.15 (the “Equity Consideration Valuation”).

i.         The Blüm stock shall be issued at Closing and held in escrow, transfer agent, or similarly situated third party and subject to a 12-month holdback from the date of Closing for the purposes of securing indemnification obligations and any other post-closing adjustments as outlined in Definitive Documents.

3.         Release of $800,000 Upon Execution of LOI and MSA:

i.         Upon execution of this LOI and the Management Services Agreement (“MSA”), Buyer shall cause $800,000 of the Cash Consideration to be released to [***]. This payment is consideration for the grant of immediate operational and economic control under the MSA, and shall be non-refundable unless otherwise provided in the Definitive Documents.

Assignment of Senior Secured Convertible Promissory Note

Buyer previously made and delivered to the Target a working capital contribution of $500,000 in the form of a Senior Secured Convertible Promissory Note dated January 31, 2025 as amended by that certain Amended and Restated Senior Secured Convertible Promissory Note dated March 31, 2025 (the “Buyer Note”). At Closing, the Buyer Note and all related security documents shall be assigned to [***] and henceforth described as the “Seller Note.” The Seller Note shall have a thirty-month (30) maturity from the date of Closing, fully amortized at 8% simple interest, and shall remain secured by the Target.

Working Capital Adjustment

As of March 31, 2025, the Target had approximately $731,000 in current assets and approximately $4,600,000 in current liabilities. After giving effect to the assignment and assumption of related party payables by [***] (estimated at approximately $1,400,000), the resulting Working Capital Adjustment is approximately -$3,900,000. This adjustment reflects the Target’s net working capital position post-adjustment and shall be accounted for in the final Closing Statement and Definitive Documents.

Assignment of Related Party Payables

At Closing, all amounts in related party payables which include but may not be limited to, payables to the following: [***], [***], [***], [***], and currently recorded on the books of the Target shall be assumed or assigned as the case may be to [***]. The estimated balance of these related party payables is approximately $1,400,000. The Parties shall reflect this assumption or assignment in the Definitive Documents.

Performance-Based Earnouts

The Buyer shall pay the Target’s [Executive/Management Team] performance-based earnouts (the “Performance-Based Bonus Awards”) based on the 12-month trailing revenue of the Business on the one-year anniversary following the Closing Date, as follows:

i.         $400,000 payable in cash or stock as mutually agreed if the 12-month trailing revenue of the Business on the one-year anniversary following the Date of closing is equal to or greater than $15,000,001 but less than $16,500,000.

ii.         $800,000 payable in cash or stock as mutually agreed if the 12-month trailing revenue of the Business on the one-year anniversary following the Date of closing is equal to or greater than $16,500,001 but less than $17,500,000.

iii.         $1,600,000 payable in cash or stock as mutually agreed if the 12-month trailing revenue of the Business on the one-year anniversary following the Date of closing is equal to or greater than $17,500,001.

These awards are contingent on performance and subject to the milestone definitions, timing, and adjustments outlined in the annexed financial metrics and performance targets. Any modifications to this earnout structure must be mutually agreed to in writing by the Parties and will be reflected in the Definitive Documents.

Performance-Based Milestone Requirements

To align the interests of the executive team with the long-term financial and operational success of the Target, Buyer’s obligation to pay and deliver the Performance-Based tranche shall be tied to the achievement of specific performance milestones as outlined below. These milestones are designed to drive operational efficiency and profitability in accordance with the annexed financial projections for 2025.

1.         Expense Reduction Milestone Targets

a. Payroll, Payroll-Associated Expenses, and Employee Benefits:

o         By March 2025: Reduced to 20% of monthly revenue.

o         By June 2025: Reduced to 17% of monthly revenue.

o         By September 2025: Reduced to 15% of monthly revenue.

o         By November 2025: Reduced to 13% of monthly revenue.

b. Professional and Consulting Fees:

o         By March 2025: Not to exceed 1% of monthly revenue.

o         By June 2025: Reduced to 0.7% of monthly revenue.

c. Contracted Labor:

o         By March 2025: Not to exceed 4% of monthly revenue.

o         By June 2025: Reduced to 3% of monthly revenue.

d. Total Labor Costs:

o         Total combined labor costs (payroll, payroll-associated expenses, employee benefits, and contracted labor) must not exceed:

■         24% of monthly revenue by March 2025.

■         20% of monthly revenue by June 2025.

■         18% of monthly revenue by September 2025.

■         16% of monthly revenue by November 2025.

e. Positive EBITDA and Net Income Goals:

o         By March 2025, achieve a positive EBITDA and October 2025, achieve a net income through the outlined cost management and operational efficiency measures.

2.         Performance-Based Tranche Adjustments

●         Baseline Revenue Alignment: Targets are tied to a baseline monthly revenue of $1,141,423 as outlined in the 2025 financial forecast. Actual targets will be dynamically adjusted in proportion to actual revenue achieved.

●         Performance Reporting: The executive team must provide monthly updates on milestone progress, along with explanations for any variances from the targets.

●         Adjustments to Milestones: Performance will be assessed based on adherence to the targets listed above, with adjustments made as mutually agreed upon to reflect actual revenue and market conditions.

●         Performance-Based Tranche Reductions: Failure to meet the above milestones by their respective deadlines will result in a proportional reduction in the performance related Cash Consideration.

3. Monitoring and Accountability

A supplementary annex (Annex A) provides illustrative dollar amounts corresponding to these percentages for clarity. The executive team will report monthly to ensure transparency and accountability.

Economic metrics shall be determined by Blüm management.

Control of Purchased Interests:

Upon the Closing of the Transaction, Blüm Acquisition Co. shall exercise ownership and/or management control of Target via a Management Services Agreement or similarly situated document with terms as mutually agreed between the Parties. The Parties will work collectively with the change management team (the “CMT”) established by Buyer and/or Blüm Acquisition Co. to consolidate operations and provide for continuity among the teams.

Survival; Indemnification; Right of Offset:

Representations and warranties of the Parties will survive for twelve (12) months following the Closing of the Transaction (the “Survival Period”). Target will be required to, severally and not jointly, indemnify Buyer and Blüm Acquisition Co. and other customary indemnified parties against losses related to breaches of representations, warranties, covenants (including the failure to transfer control and/or ownership of Target license(s) to the reasonable satisfaction of Buyer and Blüm Acquisition Co., fraud and other specified indemnities (if any). Indemnification claims will be subject to standard dispute procedures, including referral to arbitration.

Closing:

The closing of the transactions contemplated herein (the “Closing”) shall take place as soon as practicable but no later than May 28, 2025 subject to reasonable extensions as agreed between the Parties.

Definitive Documents shall include as a post-closing condition that Target complete an AICPA audit, such audit to be paid for by Buyers.

From the date hereof until the earlier to occur of execution of the Definitive Documents by all Parties or the termination of this LOI, each of the Parties agrees to operate in the ordinary course of business consistent with past practices. Target agrees to provide monthly Financial Statements or other documents as reasonably requested by Buyer. The Consideration described above is subject to change to account for material changes to the Target’s debt or liabilities at Closing from what is noted above.

Contingencies

The consummation of this Transaction is contingent upon the following conditions being satisfied:

1.         Completion of customary conditions outlined in the Definitive Documents, including necessary regulatory and shareholder approvals, and the absence of any material adverse change affecting the Target.

If these conditions are not satisfied or waived in writing by the Parties, the Transaction may be renegotiated or terminated.

Definitive Documents:

Upon execution of this LOI, Buyer will instruct its legal counsel to prepare and circulate, and the Parties will negotiate in good faith, the terms of the Definitive Documents, which Definitive Documents shall contain fundamental and other standard representations and warranties, standard covenants, indemnification, and other provisions appropriate for a Transaction of the type contemplated herein.

Expenses:

Except as set forth herein, each Party shall pay their own transaction expenses, including the fees and expenses of legal counsel and other advisors incurred in connection with the transactions contemplated by this LOI. Fees of the escrow agent shall be split pro rata amongst the Parties in accordance with their resulting ownership interests.

Authorization:

Each Party represents and warrants that it has received independent legal advice from attorneys of its own choosing with respect to the legal effect of this LOI, and further represents and warrants that it has carefully reviewed this entire LOI. Each Party represents and warrants that it has the power and authority to enter into this LOI and to consummate and perform the Transaction contemplated hereby.

Confidentiality:

Each Party covenants and agrees that such Party shall keep secret and retain in strictest confidence, and shall not at any time or in any manner, either directly or indirectly, divulge, copy, communicate, furnish, make available, or disclose any Confidential Information (as defined herein) received by it in connection with this LOI to any third party or use any such Confidential Information for the benefit of himself, itself, or any third-party, except as required by applicable law.

As used in this Agreement, “Confidential Information” shall mean any information relating to the other Party, or the business of the other Party; provided, however, that the term “Confidential Information” does not include information that (a) is now, or hereafter becomes, through no wrongful act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by the receiving party without use of any of the disclosing party’s Confidential Information; or (e) is authorized to be disclosed by the prior written consent of the disclosing party. The Parties acknowledge that Confidential Information is vital, sensitive, confidential, and proprietary to the other Parties and their business. The warranties, covenants, and agreements set forth in this section shall not expire for any reason and shall survive the expiration or termination of this LOI. Notwithstanding the foregoing, each Party may provide or disclose confidential information to advisors, legal counsel, accountants, and actual or prospective investors or lenders (“Authorized Parties”) so long as the Party disclosing such information obtains consent and agreement from such Authorized Parties to be bound (or such Authorized Persons are otherwise contractually or ethically bound) by the terms of this paragraph.

Governing Law; Attorneys’ Fees

This LOI shall be governed by, and construed in accordance with, California law without giving effect to any principle of law that would require application of the law of another jurisdiction.

If any action in law or in equity is necessary to enforce or interpret the terms of this LOI, the prevailing Party (as determined by the judge or arbitrator) shall be entitled to reasonable attorney’s fees and costs in addition to any other relief to which such prevailing Party may be entitled.

Assignment:

No Party may assign any of its rights or delegate any of its obligations under this LOI without the prior written consent of the other Party. This LOI will apply to, and inure to the benefit of, the successors and permitted assigns of the Parties.

Amendments:	This LOI may be amended only by a written instrument executed by the Parties.

Term:

Unless otherwise extended by the written approval of the Parties, this LOI shall automatically terminate upon the earlier to occur of (i) midnight local time in Los Angeles, California on September 30, 2025 or (ii) the date on which the mutually agreed and duly authorized Definitive Documents have been executed by all Parties, whichever occurs first (the “Termination Date”). If the LOI terminates as a result of the Definitive Documents not having been executed prior to the Termination Date, none of the Parties shall have any obligation or liability to the other Parties except to the extent that, prior to the Termination Date, a Party has breached the provisions under the sections entitled “Expenses” and “Confidentiality”, which shall survive any such termination.

Exclusivity Period:

From the Effective Date until the earlier of (a) the execution of the Definitive Documents or (b) termination of this LOI as described herein, or such other date as may be agreed to in writing by the Parties: (i) Target will deal exclusively and in good faith with Buyer relating to the Transaction prior to entering into the Definitive Documents, (ii) Target and its respective directors, officers, employees, and financial, legal or other advisors (collectively, the “Representatives”) will immediately cease all existing discussions and negotiations, if any, with any other party in respect of any transaction involving any merger or other business combination or takeover bid involving Target, as applicable, or any other transaction where the consummation of which would or could reasonably be expected to interfere with or prevent the Transaction between Buyer and Target or materially reduce the benefit thereof to Buyer (collectively, an “Alternative Transaction”), and (iii) neither Target nor its representatives will solicit, initiate or knowingly encourage initiation of, or entertain a proposal or offer from, conduct discussions with, or provide any information to, any third party relating to an Alternative Transaction.

Buyer and Target agree that the rights and remedies for non-compliance with this exclusivity provision shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages alone would not provide an adequate remedy to Buyer. Any requirements for the securing or posting of any bond with such remedy are waived by the parties.

Entire Agreement:

This LOI supersedes and replaces any prior agreements, representations or understandings, whether written, oral, or implied, between or among any of the Parties regarding the subject matter described herein.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this LOI as of the Effective Date.

SELLER:

[***]

By: _________________________

Name:

Its:

BUYER:

BLUM HOLDINGS, INC.

By: _________________________

Name: Sabas Carrillo

Its: Chief Executive Officer

TARGET:

[***]

By: _________________________

Name:

Its:

Schedules to Exhibit 10.1 have been omitted under Regulation S-K Item 601(a)(5) and listed below:

Annex A: Performance-Based Milestones for Executive Team